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                                                                     EXHIBIT 4.2

               CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS

                                       of

                            SERIES A PREFERRED STOCK

                                       of

                            WIRELESS FACILITIES, INC.

     I, Masood K. Tayebi, Chief Executive Officer of WIRELESS FACILITIES, INC., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), in accordance with the provisions of Section 151 of the Delaware General Corporation Law, DO HEREBY CERTIFY:

     That pursuant to the authority conferred upon the Board of Directors of the Corporation (the "Board of Directors") by the Certificate of Incorporation of the Corporation and by Section 151(g) of the Delaware General Corporation Law, on October 9, 2001, the Board of Directors adopted the following resolution, creating a series of shares of convertible preferred stock, Series A, designated as "Series A Preferred Stock":

     "RESOLVED, that pursuant to the authority vested in the Board of Directors (the "Board of Directors") of WIRELESS FACILITIES, INC., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), by the Certificate of Incorporation of the Corporation (the "Certificate of Incorporation"), the Board of Directors does hereby provide for the authorization and issuance of a series of convertible preferred stock, Series A, par value U.S.$0.001 per share, of the Corporation, to be designated "Series A Preferred Stock," initially consisting of 63,637 shares, and to the extent that the designations, powers, preferences, and relative participating, optional, or other special rights, and the qualifications, limitations, and restrictions of the Series A Preferred Stock are not stated and expressed in the Certificate of Incorporation, the Board of Directors does hereby fix and herein state and express such designations, powers, preferences, and relative participating, optional, or other special rights, and the qualifications, limitations, and restrictions thereof, as follows:

1.   Designation and Rank.

     (a) Sixty-three thousand six hundred thirty-seven (63,637) shares of the preferred stock of the Corporation, par value $0.001 per share, shall be designated and known as the "Series A Preferred Stock."

     (b) The Series A Preferred Stock shall rank senior and prior to the common stock, par value U.S.$0.001 per share, of the Corporation (the "Common Stock"), and all other classes or series of the capital stock (other than preferred stock) of the Corporation (now or hereafter authorized or issued), with respect to the payment of any dividends, the conversion rights set forth herein and any payment upon liquidation or redemption. The Corporation may not issue any additional classes or series of preferred stock with liquidation, redemption or conversion rights or right of payment of any kind that is senior to the Series A Preferred Stock, except pursuant to Section 12.


                                       1.



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2.   Dividend Rights.

     From and after the date hereof, when and if the Board of Directors declares a dividend or distribution payable with respect to the then-outstanding shares of Common Stock (other than in additional shares of Common Stock or Common Stock Equivalents (as defined in Section 4(e)(i) below), the holders of the Series A Preferred Stock shall be entitled to the amount of dividends per share in the same form as such Common Stock dividends that would be payable on the largest number of whole shares of Common Stock into which a holder's aggregate shares of Series A Preferred Stock could then be converted pursuant to Section 4 hereof (such number to be determined as of the record date for the determination of holders of Common Stock entitled to receive such dividend).

3.   Liquidation Rights.

     (a) Liquidation Events. The occurrence of any of the following events shall be deemed a "Liquidation": (i) any liquidation, dissolution, or winding-up of the affairs of the Corporation; (ii) any transaction or series of related transactions in which securities of the Corporation representing 50% or more of the combined voting power of the Corporation's then outstanding voting securities are acquired by a person, entity or group of related persons or entities, excluding any consolidation or merger effected exclusively to change the domicile of the Corporation; (iii) any consolidation, merger or reorganization of the Corporation with or into any other corporation or other entity or person pursuant to which the holders of the Corporation's outstanding securities receive, pursuant to such transaction, securities in the surviving entity that represent less than 50% of the voting power of such surviving entity; or (iv) any sale, lease, exclusive license or other disposition of all or substantially all of the assets of the Corporation.

     (b)  Liquidation Preference.

          (i) In the event of any Liquidation, whether voluntary or involuntary, before any payment of cash or distribution of other property shall be made to the holders of Common Stock, or any other class or series of stock subordinate in liquidation preference to the Series A Preferred Stock, the holders of the Series A Preferred Stock shall be entitled to receive out of the assets of the Corporation legally available for distribution to its stockholders, on behalf of each share of Series A Preferred Stock held by such holder, U.S.$550.00 (the "Original Issue Price") (as appropriately adjusted for any combinations, divisions, or similar recapitalizations affecting the Series A Preferred Stock after issuance) and all accumulated or accrued and unpaid dividends thereon (collectively, the "Series A Liquidation Preference").

          (ii) If, upon any Liquidation, the assets of the Corporation available for distribution to its stockholders are insufficient to pay the holders of the Series A Preferred Stock the full amounts to which they are entitled pursuant to clause (b)(i) above, the holders of the Series A Preferred Stock shall share pro rata in any distribution of assets in proportion to the respective amounts which would be payable to the holders of the Series A Preferred Stock and any other class or series of capital stock of the Corporation ranking on par with the Series A Preferred Stock in respect of the shares held by them if all amounts payable to them in respect of such were paid in full pursuant to clause (b)(i) above.


                                       2.



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          (iii)  After the distributions described in clause (b)(i) or (b)(ii)
above have been paid, subject to the rights of any other class or series of capital stock of the Corporation that may from time to time come into existence, the remaining assets of the Corporation available for distribution to stockholders shall be distributed among the holders of Common Stock pro rata based on the number of shares of Common Stock held by each.

     (c) Non-Cash Distributions. If any distribution to be made pursuant to this Section 3 is to be paid other than in cash or Common Stock or Common Stock Equivalents, the value of such distribution will be deemed its fair market value as determined in good faith by the Board of Directors. Any securities shall be valued as follows:

          (i) Securities not subject to investment letter or other similar restrictions on free marketability covered by clause (ii) below:

               (1) if traded on a securities exchange or through the Nasdaq National Market, the value shall be deemed to be the average of the closing prices of the securities on such quotation system over the thirty (30) trading day period ending three (3) trading days prior to the occurrence of the Liquidation;

               (2) if actively traded over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the thirty (30) trading day period ending three (3) trading days prior to the occurrence of the Liquidation; and

               (3) if there is no active public market, the value shall be the fair market value thereof, as determined by the Board of Directors.

          (ii) The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder's status as an affiliate or former affiliate) shall be to effectuate an appropriate discount from the market value, as determined by clause (i)(1), (2) or (3) of this Section 3(c), so as to reflect the approximate fair market value thereof, as determined by the Board of Directors.

          (iii) The holders of at least a majority of the outstanding Series A Preferred Stock shall have the right to challenge any determination by the Board of Directors of fair market value pursuant to this Section 3(c), in which case the determination of fair market value shall be made by an independent appraiser selected jointly by the Board of Directors and the challenging parties, the cost of such appraisal to be borne equally by the Corporation and the challenging parties.

4.   Conversion Rights.

     The holders of the Series A Preferred Stock shall have conversion rights as follows (the "Conversion Right"):

     (a) Conversion Price. The "Conversion Price" shall, initially, be U.S. $5.50 per share and shall be subject to adjustment as set forth below in Sections 4(e) and 4(f).


                                       3.



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     (b)  Automatic Conversion. If the closing price for the shares of the
Corporation's Common Stock (trading on a securities exchange or through Nasdaq National Market or other national exchange or market) exceeds $11.00 per share (as adjusted for events described in Section 4(e)(ii) and 4(e)(iii) below) for any thirty consecutive trading day period that begins after July 29, 2004, then, upon such occurrence, each share of Series A Preferred Stock shall be automatically converted into such number of fully paid and non-assessable shares of Common Stock as is determined by dividing (x) the Original Issue Price of such share of Series A Preferred Stock (including any accumulated or accrued but unpaid dividends thereon) by (y) the Conversion Price. The date of such conversion is herein referred to as the "Conversion Date."

     (c) Optional Conversion. The holders of the Series A Preferred Stock shall have the right, at any time, to convert the shares of Series A Preferred Stock held by such holder into that number of shares of Common Stock into which such shares are convertible pursuant to Section 4(b) ("Optional Conversion"). In the event of any Optional Conversion, the date of the such conversion shall be referred to as the "Optional Conversion Date."

     (d) Mechanics of Conversion. On the Conversion Date or Optional Conversion Date, as the case may be, (x) each holder shall tender such holder's shares of Series A Preferred Stock to the Corporation for cancellation, free and clear of encumbrances of any type or nature, and (y) the Corporation shall cause to be delivered to such holder a number of shares of Common Stock as calculated pursuant to Section 4(b) above, free and clear of encumbrances of any type or nature. Each holder and the Corporation shall take all other necessary or appropriate actions in connection with or to effect such closing.

     (e) Certain Adjustments. To the extent that the holders of Series A Preferred Stock do not participate fully with other stockholders of the Corporation with respect to dividends paid pursuant to Section 2 hereof, the following adjustments shall be made to the Conversion Price:

          (i) Adjustment for Common Stock Dividends and Distributions. If, at any time after the original issue date of the Series A Preferred Stock (the "Original Issue Date"), the Corporation makes, or fixes a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock or Common Stock Equivalents, in each such event the Conversion Price that is then in effect shall be decreased as of the time of such issuance or, in the event such record date is fixed, as of the close of business on such record date, by multiplying the Conversion Price then in effect by a fraction (i) the numerator of which is the total number of shares of Common Stock and Common Stock Equivalents issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and (ii) the denominator of which is the total number of shares of Common Stock and Common Stock Equivalents issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock or Common Stock Equivalents issuable in payment of such dividend or distribution; provided, however, that if such record date is fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Conversion Price shall be adjusted pursuant to this Section 4(e)(i) to reflect the actual payment of such dividend or distribution.


                                       4.



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                A "Common Stock Equivalent" shall mean each share of Common
Stock into which securities or property or rights are convertible, exchangeable or exercisable for or into shares of Common Stock, or otherwise entitle the holder thereof to receive directly or indirectly, any of the foregoing.

          (ii) Adjustments for Stock Splits, Stock Subdivisions and Combinations. If, at any time after the Original Issue Date, the Corporation subdivides or combines the Common Stock without making a corresponding subdivision or combination of the Series A Preferred Stock, (A) in the case of a subdivision (including a stock split), the Conversion Price in effect immediately prior to such event shall be proportionately decreased and the number of shares of Common Stock purchasable thereunder shall be proportionately increased, and (B) in the case of a combination (including a reverse stock split), the Conversion Price in effect immediately prior to such event shall be proportionately increased and the number of shares of Common Stock purchasable thereunder shall be proportionately decreased. Any adjustment under this Section 4(e)(ii) shall become effective at the close of business on the date the subdivision or combination becomes effective.

          (iii) Adjustments for Reclassification, Reorganization and Consolidation. In case of (A) any reclassification, reorganization, change or conversion of securities of the class issuable upon conversion of the Series A Preferred Stock (other than a change in par value, or from par value to no par value) into other shares or securities of the Corporation, or (B) any merger or consolidation of the Corporation with or into another entity (other than a Liquidation or a merger or consolidation with another entity in which the Corporation is the acquiring and the surviving entity and that does not result in any reclassification or change of outstanding securities issuable upon conversion of the Series A Preferred Stock) each holder of shares of Series A Preferred Stock shall have the right to receive, in lieu of the shares of Common Stock otherwise issuable upon the conversion of its shares of Series A Preferred Stock (and accumulated or accrued and unpaid dividends then-outstanding thereunder) in accordance with Section 4(b), the kind and amount of shares of stock and other securities, money and property receivable upon such reclassification, reorganization, change, merger or consolidation upon conversion by a holder of the maximum number of shares of Common Stock into which such shares of Series A Preferred Stock could have been converted immediately prior to such reclassification, reorganization, change, merger or consolidation, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof. The provisions of this clause (iii) shall similarly attach to successive reclassifications, reorganizations, changes, mergers and consolidations.

     (f) Antidilution Adjustments. To the extent that (i) the Corporation issues after the Original Issue Date and before April 29, 2003, Additional Shares of Common Stock (as defined below) (in one or more transactions, whether or not related), (ii) each such issuance is at an Effective Price (as defined below) per share less than Conversion Price then in effect and (iii) the aggregate gross proceeds of such issuances exceed $15 million, then the Conversion Price shall be adjusted to equal the lowest Effective Price received by the Corporation pursuant to any such issuance. The previous sentence will apply to any issuances of Additional Shares of Common Stock after the $15 million threshold has been met (provided any such issuance is below the Conversion Price then in effect) but will not apply to any issuance of Additional Shares of


                                       5.

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Common Stock occurring after April 29, 2003. Notwithstanding the foregoing, the
Conversion Price shall in no event be lower than U.S.$3.77.

          (i) For the purpose of making any adjustment required under Section 4(f), the consideration received by the Company for any issue or sale of securities shall (A) to the extent it consists of cash, be computed at the net amount of cash received by the Company after deduction of any underwriting or similar commissions, compensation or concessions paid or allowed by the Company in connection with such issue or sale but without deduction of any expenses payable by the Company (except for purposes of determining if the $15 million threshold referred to above has been met, in which case the consideration received will be deemed to be the aggregate gross proceeds received by the Company), (B) to the extent it consists of property other than cash, be computed at the fair value of that property as determined in good faith by the Board of Directors, and (C) if Additional Shares of Common Stock, Convertible Securities (as defined below) or rights or options to purchase either Additional Shares of Common Stock or Convertible Securities are issued or sold together with other stock or securities or other assets of the Company for a consideration which covers both, be computed as the portion of the consideration so received that may be reasonably determined in good faith by the Board of Directors to be allocable to such Additional Shares of Common Stock, Convertible Securities or rights or options; provided, however, that the holders of at least a majority of the outstanding Series A Preferred Stock shall have the right to challenge any determination by the Board of Directors of fair market value pursuant to this
Section 4(f)(i), in which case the determination of fair market value shall be made by an independent appraiser selected jointly by the Board of Directors and the challenging parties, the cost of such appraisal to be borne equally by the Corporation and the challenging parties.

          (ii) For the purpose of the adjustment required under this Section 4(f), if the Company issues or sells (A) stock or other securities convertible into, Additional Shares of Common Stock (such convertible stock or securities being herein referred to as "Convertible Securities") or (B) rights or options for the purchase of Additional Shares of Common Stock or Convertible Securities and if the Effective Price of such Additional Shares of Common Stock is less than the Conversion Price, in each case the Company shall be deemed to have issued at the time of the issuance of such rights or options or Convertible Securities the maximum number of Additional Shares of Common Stock issuable upon exercise or conversion thereof and to have received as consideration for the issuance of such shares an amount equal to the total amount of the consideration, if any, received by the Company for the issuance of such rights or options or Convertible Securities, plus, in the case of such rights or options, the minimum amounts of consideration, if any, payable to the Company upon the exercise of such rights or options, plus, in the case of Convertible Securities, the minimum amounts of consideration, if any, payable to the Company (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) upon the conversion thereof; provided that if in the case of Convertible Securities the minimum amounts of such consideration cannot be ascertained, but are a function of antidilution or similar protective clauses, the Company shall be deemed to have received the minimum amounts of consideration without reference to such clauses; provided further that if the minimum amount of consideration payable to the Company upon the exercise or conversion of rights, options or Convertible Securities is reduced over time or on the occurrence or non-occurrence of specified events other than by reason of antidilution adjustments, the Effective Price shall be recalculated using the figure to which such minimum amount of consideration is


                                       6.

reduced; provided further that if the minimum amount of consideration payable to the Company upon the exercise or conversion of such rights, options or Convertible Securities is subsequently increased, the Effective Price shall be again recalculated using the increased minimum amount of consideration payable to the Company upon the exercise or conversion of such rights, options or Convertible Securities. No further adjustment of the Conversion Price, as adjusted upon the issuance of such rights, options or Convertible Securities, shall be made as a result of the actual issuance of Additional Shares of Common Stock on the exercise of any such rights or options or the conversion of any such Convertible Securities. If any such rights or options or the conversion privilege represented by any such Convertible Securities shall expire without having been exercised, the Conversion Price, as adjusted upon the issuance of such rights, options or Convertible Securities, shall be readjusted to the Conversion Price which would have been in effect had an adjustment been made on the basis that the only Additional Shares of Common Stock so issued were the Additional Shares of Common Stock, if any, actually issued or sold on the exercise of such rights or options or rights of conversion of such Convertible Securities, and such Additional Shares of Common Stock, if any, were issued or sold for the consideration actually received by the Company upon such exercise, plus the consideration, if any, actually received by the Company for the granting of all such rights or options, whether or not exercised, plus the consideration received for issuing or selling the Convertible Securities actually converted, plus the consideration, if any, actually received by the Company (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) on the conversion of such Convertible Securities.

     "Additional Shares of Common Stock" shall mean all shares of Common Stock issued by the Company or deemed to be issued pursuant to this Section 4(f), whether or not subsequently reacquired or retired by the Company other than (A) shares of Common Stock and/or options, warrants or other Common Stock purchase rights, and the Common Stock issued or issuable pursuant to such options, warrants or other rights to employees, officers or directors of, or consultants or advisors to the Company or any subsidiary pursuant to stock purchase or stock option plans or other arrangements that are approved by the Board; (B) shares of Common Stock issued or issuable pursuant to any equipment loan or leasing arrangement, or debt financing from a bank or similar financial institution; (C) shares of Common Stock issued or issuable in connection with licensing transactions involving the Company and other entities, including (1) joint ventures, manufacturing, marketing or distribution arrangements or (2) technology transfer or development arrangements; provided that such transactions in (1) and (2) and the issuance of shares therein has been approved by a majority of the members of the Company's Board of Directors and the aggregate number of shares so issued does not exceed four million (4,000,000)(as adjusted for stock splits, stock dividends, stock combinations, recapitalizatons and the like); and (D) any other issuances approved by the holders of a majority of the Series A Preferred Stock then outstanding.

     The "Effective Price" of Additional Shares of Common Stock shall mean the quotient determined by dividing the total number of Additional Shares of Common Stock issued or sold, or deemed to have been issued or sold by the Company under this Section 4(f), into the aggregate consideration received, or deemed to have been received by the Company for such issue under this Section 4(f), for such Additional Shares of Common Stock.

                                       7.

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5.   Other Distributions.

     In the event the Corporation provides the holders of its Common Stock with consideration that is not otherwise addressed in Section 4 (including, without limitation, declaring a distribution payable in securities, assets, cash or evidences of indebtedness issued by other persons or the Corporation (excluding cash dividends declared and paid by the Corporation out of retained earnings)), then, in each such case, the holders of the Series A Preferred Stock shall be entitled to a pro rata share of any such distribution as though such holders were holders of the number of shares of Common Stock of the Corporation as though the Series A Preferred Stock had been converted in whole as of the record date fixed for the determination of the holders of Common Stock of the Corporation entitled to receive such distribution.

6.   Recapitalizations.

     If at any time there occurs a recapitalization of the Common Stock (other than a subdivision, combination, or merger or sale of assets provided for in
Section 4 hereof), the holders of the Series A Preferred Stock shall be entitled to receive upon conversion of the Series A Preferred Stock the number of shares of capital stock or other securities or property of the Corporation or otherwise to which a holder of the Common Stock deliverable upon conversion would have been entitled on such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of Section 4 hereof with respect to the rights of the holders of the Series A Preferred Stock after the recapitalization to the end that the provisions of Section 4 hereof (including adjustment of the Conversion Price then in effect and the number of shares purchasable upon conversion of the Series A Preferred Stock) shall be applicable after that event as nearly equivalent as may be practicable.

7.   No Impairment.

     The Corporation will not, by amendment of the Certificate of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issuance or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions hereof and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Right of the holders of the Series A Preferred Stock against impairment.

8.   No Fractional Shares and Certificate as to Adjustments.

     (a) No fractional shares of Common Stock will be issued upon the conversion of any share or shares of the Series A Preferred Stock. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Series A Preferred Stock by a holder shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of a fraction of a share of Common Stock, the Corporation shall, in lieu of issuing any fractional share, pay the holder otherwise entitled to such fraction a sum in cash equal to such fraction multiplied by the closing price of the Corporation's Common Stock on the Nasdaq National Market (or any other national securities exchange on which the Common

                                       8.

Stock is then traded) on the day immediately preceding the conversion. All calculations under Section 4 hereof and this Section 8(a) shall be made to the nearest cent or to the nearest share, as the case may be.

     (b) Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to Section 4 hereof, the Corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of shares of Series A Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series A Preferred Stock, use its reasonable best efforts to furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustment or readjustment, (ii) the Conversion Price at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of a share of Series A Preferred Stock.

9.   Reservation of Stock Issuable Upon Conversion.

     The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series A Preferred Stock, such number of its shares of Common Stock that shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series A Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock not otherwise reserved for issuance shall not be sufficient to effect the conversion of all then outstanding shares of the Series A Preferred Stock, the Corporation shall take such corporate action that may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to its Certificate of Incorporation.

10.  Notices.

     Any notice required by the provisions hereof to be given to the holders of shares of Series A Preferred Stock shall be given in writing and shall be deemed to have been given (i) in the case of personal or hand delivery, on the date of such delivery, (ii) in the case of an internationally-recognized overnight delivery courier, on the second business day after the date when sent, (iii) in the case of mailing, on the fifth business day following that day on which the piece of mail containing such communication is posted and (iv) in the case of facsimile transmission, the date of telephone confirmation of receipt.

11.  Voting Rights.

     Holders of Series A Preferred Stock shall be entitled to vote on all matters submitted to a vote of the holders of the Corporation's Common Stock, including with respect to the election of directors of the Corporation, on an as if converted to Common Stock basis; provided, however, that the number of votes to which the Series A Preferred Stock is entitled shall be based on a conversion price of $5.50 per share, giving effect to any future adjustments pursuant to Section

                                       9.

4(e) above, but without giving any effect to any future adjustments pursuant to
Section 4(f) above.

12.  Protective Provisions.

Subject to the rights of any series of preferred stock that may from time to time come into existence, so long as any shares of Series A Preferred Stock are outstanding, the Corporation shall not without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least a majority of the then-outstanding shares of Series A Preferred Stock, voting separately as a series:

     (a) amend its Certificate of Incorporation (including the filing of a Certificate of Designations) so as to (i) increase the number of authorized shares of the Corporation's preferred stock or (ii) affect adversely the shares of Series A Preferred Stock or any holder thereof, including, without limitation, by creating any additional series of preferred stock (or issuing shares under any such series) that is senior or pari passu in liquidation preference, redemption right, conversion rights or right of payment to the Series A Preferred Stock;

     (b) after the date of this Certificate of Designation, create any new debt instrument or create or increase any new or existing bank line (or similar arrangement pursuant to which the Company is or becomes indebted), so that the Company's total indebtedness pursuant to such instruments, lines or arrangements exceeds $105,000,000 in the aggregate; or

     (c) change the rights of the holders of the Series A Preferred Stock in any other respect;

provided, however, that the authorization and issuance of additional shares of Common Stock, and creation of any series of preferred stock (or issuing shares under any such series) that is junior in right of payment upon liquidation, redemption, conversion and payment rights and otherwise to the Series A Preferred Stock shall not be deemed to adversely affect the rights, preferences or privileges of the Series A Preferred Stock or any holder thereof or change the rights of the holders of the Series A Preferred Stock in any other respect.

     The Series A Preferred Stock shall have no preemptive rights pursuant hereto.

13.  Legend.

     The Series A Preferred Stock and any underlying shares of Common Stock will be issued under an exemption or exemptions from registration under the Act. Accordingly, the certificates evidencing the Series A Preferred Stock and the underlying Common Stock shall, upon issuance, contain a legend, substantially in the form as follows:

     "THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR APPLICABLE STATE SECURITIES LAWS AND NO INTEREST HEREIN MAY BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS (1) A REGISTRATION STATEMENT WITH RESPECT TO SUCH SECURITIES SHALL BE EFFECTIVE UNDER

                                       10.

     THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS OR (2) SUCH SECURITIES ARE TRANSFERRED PURSUANT TO RULE 144 PROMULGATED UNDER THE ACT (OR ANY SUCCESSOR RULE) OR (3) THE ISSUER OF THESE SECURITIES SHALL HAVE RECEIVED AN OPINION OF COUNSEL FOR THE HOLDER OF THESE SECURITIES REASONABLY SATISFACTORY TO THE ISSUER THAT NO VIOLATION OF THE ACT OR SIMILAR STATE SECURITIES LAWS WILL BE INVOLVED IN SUCH TRANSFER.

14.  Status of Converted Stock.

     In the event any shares of Series A Preferred Stock shall be converted pursuant to Section 4 hereof, the shares so converted shall be canceled and shall not be reissuable by the Corporation.

                            [Signature page follows]

                                       11.

     IN WITNESS WHEREOF, said Wireless Facilities, Inc. has caused this Certificate of Designations to be signed by Masood K. Tayebi, its Chief Executive Officer, as of October 29, 2001.

                                      WIRELESS FACILITIES, INC.


                                      By:  /s/ Masood K. Tayebi
                                         ----------------------------------
                                      Name:    Masood K. Tayebi
                                      Title:   Chief Executive Officer


                                       12.